[GRAPHIC OMITTED]
                              UNIVERSAL STAINLESS
                             & ALLOY PRODUCTS, INC.

CONTACTS: Richard M. Ubinger                          June Filingeri
          Vice President of Finance,                  President
          Chief Financial Officer and Treasurer       Comm-Partners LLC
          (412) 257-7606                              (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

           UNIVERSAL STAINLESS NAMES CHRIS AYERS TO BOARD OF DIRECTORS


     BRIDGEVILLE, PA, April 15, 2009 - Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that Christopher L. Ayers has joined the Company's Board of Directors, increasing the number of Company Directors to six. As an independent Director, Mr. Ayers will serve on each of the established committees of the Board.
     Mr. Ayers, 42, brings diverse industry and management experience to his position as a Director of the Company. From 1999 through December 2008, Mr. Ayers served in several management roles at Precision Castparts Corp., a manufacturer of metal components and products, including Executive Vice President. He also held the posts of President - PCC Forgings Division and President - Wyman Gordon Forgings. Prior to joing Precision Castparts, Mr. Ayers was Vice President of Operations at Quantum Laser Corporation, a Federal Aviation Administration repair facility for aerospace and industrial gas turbine blades. From 1989 through 1997, Mr. Ayers held management positions with Precision Components International and Pratt & Whitney involving many facets relating to the manufacturing of jet engines and their components.
     Mr. Ayers holds a Master's degree in Business Administration from the University of Connecticut and Master's and Bachelor's degrees in Aerospace Engineering from the Georgia Institute of Technology.
     Chairman Mac McAninch commented: "We are very pleased to have Chris Ayers join our Board. His experience in the steel and aerospace industries combined with his knowledge of international business fit well with our end markets and growth plans. We look forward to his contribution to the strategy and growth of Universal Stainless & Alloy Products."

About Universal Stainless & Alloy Products, Inc.
------------------------------------------------
     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor
---------------------------------------
Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company's current and future litigation and regulatory matters. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

                                      # # #